QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 10.2

CERTAIN INFORMATION HAS BEEN DELETED FROM THIS EXHIBIT AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT UNDER RULE 406.

FIRST AMENDMENT TO
LICENSE AND DEVELOPMENT AGREEMENT

        This First Amendment to License and Development Agreement ("Amendment") is entered into as of the first day of July, 2001 by and between Innovex Precision Components, Inc. ("IPC"), a wholly owned subsidiary of Innovex, Inc. ("Innovex") and Applied Kinetics, Inc. ("AKI").

WITNESSETH:

        WHEREAS, IPC and AKI are parties to a License and Development Agreement dated October 12, 1999 (the "License Agreement"); and

        WHEREAS, all capitalized but undefined terms set forth in this Amendment shall have the meaning ascribed to those terms in the License Agreement; and

        WHEREAS, the License Agreement currently obligates IPC to pay a royalty to AKI in consideration of the intellectual property rights licensed to IPC by AKI in the License Agreement based upon FSA production by any party AFAM Technology, AFAM Improvements or FSA Product Improvements; and

        WHEREAS, the License Agreement requires IPC, for a period of time specified therein, to make a guaranteed minimum royalty payment to AKI which, to the extent the actual royalty earned by AKI at the royalty rate provision set forth in the License Agreement is less than the guaranteed minimum royalty payments made, accumulates and constitutes an obligation of AKI to be repaid to IPC as more fully set forth in the License Agreement; and

        WHEREAS, the cumulative difference between royalty earned and royalty paid which has accumulated under the License Agreement is $909,860.21 (the "Shortfall") as of the date of this Agreement; and

        WHEREAS, concurrently with the execution of this Amendment, Innovex is closing on its purchase of thirty-five percent (35%) of the outstanding common stock of AKI and, as part of that purchase, AKI has agreed that Innovex has the right to pay a portion of the purchase price for such shares by causing IPC to cancel the Shortfall; and

        WHEREAS, Innovex has requested that AKI agree to accept a royalty from and after the date of this Amendment based upon sales by Innovex of FSAs, flex circuits and other flex products (as more fully set forth hereinafter) rather than based upon all sales of FSAs whether by Innovex or any other party; and

        WHEREAS, recognizing that the sale by Innovex of FSAs, flex circuits and other flex products will constitute a royalty base less than the base of all FSAs sold by all parties with utilizing AFAM Technology, AFAM Improvements or FSA Product Improvements, AKI has required that the royalty rate be increased from [* * *] to [* * *], which IPC is willing to agree to; and

        WHEREAS, in consideration of changing the royalty base, AKI has required that IPC agree to pay a guaranteed minimum royalty during the term of this Agreement of $45,000 per month and that, in the event that actual royalties earned under the new royalty rate provisions are less than such guaranteed amount, no "shortfall" or other obligation shall accrue or accumulate; and

        WHEREAS, the License Agreement currently allows IPC to sublicense some of the intellectual property rights licensed to IPC by AKI provided it meets certain terms and conditions set forth in the License Agreement; and

        WHEREAS, AKI has required, as a condition to execution of this Amendment, that all future sublicensing by IPC of any intellectual property rights of AKI be subject to a requirement of prior written AKI approval from AKI, which IPC has agreed to in consideration of the execution of this Amendment; and

        WHEREAS, IPC currently uses AFAMs for production of assemblies (non-FSA) for Philips; and

        WHEREAS, in consideration of the execution of this Amendment, AKI and IPC have agreed that the royalty rate set forth in this Amendment with respect to sales by Innovex of FSAs, flex circuits and other flex products shall apply to the circuit portion of products sold to Philips;

        NOW, THEREFORE, in consideration of the foregoing premises, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed as follows:

        1.    Incorporation of Recitals.    The foregoing recitals shall constitute a part of this Agreement.

        2.    Restriction on Future Sublicensing.    Notwithstanding any provision of the License Agreement to the contrary, IPC shall not have the right to sublicense any of the intellectual property rights its has licensed from AKI pursuant to the License Agreement, without the express written consent of AKI. This provision shall amend all provisions of the License Agreement which permit IPC to sublicense any intellectual property rights of AKI including, but not limited to, Sections 3.2, 3.3, 3.4, 4.6 and 5.1. IPC represents and warrants that, as of the date of this Amendment, it has sublicensed intellectual property rights of AKI as set forth on the attachments hereto.

        3.    Deletion of Certain Contract Requirements.    Acknowledging that Section 3.5 of the License Agreement is no longer necessary because of the consent requirement set forth in Section 2 of this Amendment, Section 3.5 of the License Agreement is hereby deleted in its entirety.

        4.    Amendment and Restatement of Article VI.    Article VI of the License Agreement is hereby amended and restated in its entirety to provide as follows:

ARTICLE VI
ROYALTY PAYMENTS

          6.1    General Payment Obligation.    In consideration of: the licenses granted to IPC under this Agreement to AFAM Technology, AFAM Improvements, FSA Product Improvements and Microactuation Technology, the obligation to sell AFAMs to IPC at AKI's cost, and the above-described commitment to provide services, and in addition to the payment obligations of IPC set forth in Section 5.2 hereof, IPC agrees to pay AKI, on a monthly basis as set forth in Section 6.3 hereof, from July 1, 2001 until January 17, 2012, [* * *] of all FSA and Circuit Revenue (as hereinafter defined). For purposes of this Agreement, "FSA and Circuit Revenue" shall mean the gross revenue received by IPC, and any entities affiliated with IPC (whether such entities now exist or are created or acquired subsequently), appropriately adjusted for rejections and returns of defective product, from the sale, lease, licensing or other disposition of FSAs, flex on suspension circuits ("FOSs"), bridge flex circuits ("BFCs") or any other flex based product that comes in contact with a suspension or the flexure, load beam or baseplate portions of a head gimbal assembly, regardless of whether revenue is received on a per piece basis, as a general payment or prepayment for products in bulk, as a payment for services or intellectual property rights, is incorporated into the price of other products, as a return on investment, or otherwise. The parties acknowledge that the definition of FSA and Circuit Revenue does not include actuator flex circuits which only connect to the termination portion of the circuit component of the suspension or head gimbal assembly and which do not cross over part of the baseplate or spring region. Notwithstanding the preceding sentence, FSA and Circuit Revenue shall not include, from July 1, 2001 until December 31, 2002, FOSs manually assembled by Seagate Technology.

          6.2    Additional Payment Obligation.    In consideration of: the licenses granted to IPC under this Agreement to AFAM Technology, AFAM Improvements, FSA Product Improvements and Microactuation Technology, the obligation to sell AFAMs to IPC at AKI's cost, and the above-described commitment to provide services, and in addition to the payment obligations of IPC set forth in Sections 5.2 and 6.1 hereof, IPC agrees to pay AKI, on a monthly basis as set forth in Section 6.3 hereof, from July 1, 2001 until January 17, 2012, [* * *] of all Other Product Revenue (as hereafter defined) produced from the operation of each and every AFAM (regardless of whether an AFAM was purchased from AKI or was manufactured by IPC or any third party). For purposes of this Agreement, "Other Product Revenue" shall mean all revenue received by IPC from sales or other dispositions of the circuit portion of other products produced on AFAMs (other than products covered by Section 6.1 hereof) pursuant to the license granted in Section 3.3 hereof, without any deductions or offsets, regardless of whether revenue is received on a per piece basis, as a general payment or prepayment for products in bulk, as a payment for services or intellectual property rights, is incorporated into the price of other products, as a return on investment, or otherwise. In the event that IPC receives revenue from any third party resulting from the sale or other disposition of goods or the provision of services, an equitable allocation of revenue shall be made between the products giving rise to a royalty under this Section 6.2 and such other goods or services. The parties acknowledge that sales by IPC to Philips constitute Other Product Revenue.

          6.3    Monthly Payments.    IPC shall make royalty payments no later than the 20th day of each month during the term of this Agreement, with the first payment based upon FSA and Circuit Revenue being made on or before July 20, 2001, and on the same day of each and every month thereafter up to and including December 20, 2012. IPC agrees that it will make a guaranteed minimum royalty payment of $45,000 per month (the "Guaranteed Monthly Minimum Payment") unless the actual royalty payment obligation would be greater (in which case it will pay the greater amount), regardless of the actual amount of FSA and Circuit Revenue. In the event that the Guaranteed Monthly Minimum Payment made by IPC in any month exceeds the amount IPC would have paid under Section 6.1 above but for the Guaranteed Monthly Minimum Payment requirement, no "shortfall" or other obligation of any type or kind shall accrue or accumulate and IPC shall not have the right to offset against any future monthly royalty payments, it being understood that AKI has fully earned the Guaranteed Monthly Minimum Payment in exchange for its agreement to reduce the royalty base on which its royalty is calculated.

          6.4    Certain Payment Provisions.    Within twenty (20) days after the end of each calendar month during the term of this Agreement, IPC shall send AKI a written report, itemizing the volume of FSAs, FOSs, BFCs and all other flex related products giving rise to a royalty obligation which report shall identify the applicable price of all such products, calculate the amount of royalty due under Section 6.1 and/or Section 6.2, identify the amount of revenue sharing required under Section 5.2 hereof, and provide such further itemization as AKI may reasonably request. Payment of the amount due shall accompany each such report. AKI shall have the right, at reasonable times not more often than twice per calendar year, and upon not less than 72 hours' prior notice, to examine and/or audit (directly or with others' help) all of IPC's books, records, and accounts relating to the subject matter of this Agreement, for the sole purpose of verifying IPC's reports and payments under this Agreement. Except as necessary to enforce the terms of this Agreement, AKI agrees to hold any information received in such examination or audit in confidence and to instruct any third party retained by AKI in connection with such examination or audit to do the same. If any examination or audit by or for AKI reveals a shortfall in payment to AKI for any thirty (30) day period in excess of the greater of $5,000 or 10% of the amount due, IPC shall pay the reasonable costs and expenses of the examination or audit. In addition, IPC shall promptly remit the amount of any shortfall, whether or not in excess of such amount. All royalty payments shall be made in United States dollars and in immediately or next day available funds.

          6.5    Effect of Failure to Make Guaranteed Monthly Minimum Payment.    Notwithstanding the provisions of Section 10.1 of this Agreement, in the event that IPC does not make any required Guaranteed Monthly Minimum Payment, such failure shall not be a material breach of this Agreement (provided that IPC pays the actual royalty payments required by this Agreement without giving effect to the Guaranteed Monthly Minimum Payment requirement); however, upon ten (10) days written notice to IPC of intent to convert license rights to non-exclusive, and the failure of IPC to pay to AKI the difference between the Guaranteed Monthly Minimum Payment and the amount of royalties actually paid for the preceding month within such ten day notice period, all license rights granted to IPC in this Agreement shall automatically convert into non-exclusive rights, and all restrictions in this Agreement on AKI selling AFAMs and licensing AFAM Technology, AFAM Improvements, FSA Product Improvements and Microactuation Technology shall automatically be null and void. The preceding provisions shall in no way relieve IPC of its obligation to make the actual royalty payments required by Article VI hereof.

        5.    Representations and Warranties.    Each of the parties hereto represents and warrants to the other that it has all necessary corporate power and authority to enter into this Amendment; that it has taken all corporate actions necessary to authorize the execution, delivery and performance of this Amendment; and that this Amendment is a valid and legally binding obligation of each of the respective parties fully enforceable in accordance with its terms.

        6.    Acknowledgement Regarding Satisfaction of Shortfall.    IPC hereby acknowledges that the Shortfall has been completely satisfied by issuance of AKI shares of common stock to Innovex; and that AKI has no further obligation with respect to the Shortfall.

        7.    Effect of Amendment.    Except as amended hereby, all terms and conditions of the License Agreement shall remain in full force and effect.

        IN WITNESS WHEREOF, the parties hereto have entered into this Amendment as of the date first above written.

INNOVEX PRECISION COMPONENTS, INC.

By:	/s/ TOM PAULSON
	Its:	Senior Vice President

APPLIED KINETICS, INC.

By:	/s/ RYAN A. JURGENSON
	Its:	President

QuickLinks

  EXHIBIT 10.2
FIRST AMENDMENT TO LICENSE AND DEVELOPMENT AGREEMENT
ARTICLE VI ROYALTY PAYMENTS